UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant x Filed by a Party other than the Registrant ¨

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

FG NEW AMERICA ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

In connection with the previously announced business combination between Opportunity Financial, LLC (“OppFi”) and FG New America Acquisition Corp. (“FGNA”), Jared Kaplan, OppFi’s CEO, appeared on Benzinga SPAC Attack program on June 2, 2021. Mr. Kaplan made social media posts regarding his appearance on Bloomberg Benzinga SPAC Attack on June 3, 2021. The transcript of Mr. Kaplan’s appearance on Benzinga SPAC Attack and the associated social media posts are being filed herewith as soliciting material.

The following is the transcript of Mr. Kaplan’s appearance on Benzinga SPAC Attack.

Chris Katje (Benzinga):	All right, guys. Another exclusive interview here on SPACs Attack. Super excited. On the show today, we have Jared Kaplan. He's the CEO of OppFi, a company that's going public with FG New America. That ticker is FGNA. Welcome to the show, Jared.

Jared Kaplan (OppFi):	Thank you. Yeah. Instead of the Tesla share, I want to see Rasnick slimed again. I think that's a better trade.

Mitch Hoch (Benzinga):	Hey, there you go. I've got to admit [crosstalk].

Chris Katje:	That's the goal. That's the goal.

Mitch Hoch:	I'm waiting for this. I might even fly over there to Detroit just to see this in person. But that's how it is. We'll have to get you on there, Jared. All right. So I'm going to let Chris do some questions, and then I'll be back with some of my own.

Jared Kaplan:	Awesome. Thanks, Mitch.

Chris Katje:	All right. So let's dive in. So Jared, you're on SPACs Attack. We talk all things SPACs and former SPAC deals. So the big question up first for a company like OppFi is why the decision to go public via SPAC, and was the company close to a traditional IPO consideration?

Jared Kaplan:	Before the pandemic hit last year, we were looking at a traditional IPO, and we start getting inbounds from SPACs. I had heard of the term SPAC a long time ago, was not an expert by any means. We started to look at it more closely, and then the pandemic hit. So that changed the course of our focus for the foreseeable future. It took us four or five months to make sure the business was stable, that we're still rocking and rolling. We picked our heads up third quarter of last year. We had gotten some more inbounds. We were looking at both paths.

Jared Kaplan:	And ultimately, we made the decision to go SPAC because of the FG guys. We did pick a SPAC was going to be more expeditious. We knew it gave us a chance to talk about the OppFi vision, building this digital financial services ecosystem for the everyday consumer. But most importantly, we've got a great partner in Joe Moglia and the team there at FG. Joe understands this customer. He's got tremendous credibility.

Jared Kaplan:	This is a business we never raised venture capital. We are out there telling our story every day. The customers that use our product really understand us. We want to make sure the institutional investor community understood us as well. And Joe, having him on our side was the big decision maker between a traditional process and the SPAC process.

Chris Katje:	Well, perfect. You answered my second question as well, to talk about Joe Moglia, the former CEO of TD Ameritrade. So we won't hit more on that. But yeah, it looks like you've got a great partner there, someone who knows the space well.

Chris Katje:	So let's dive in. For our viewers who may not be familiar with OppFi, can you give us a summary of what is OppFi all about?

Jared Kaplan:	For sure. There's 150 million consumers in the country with less than a thousand dollars of savings, which is sobering when you think about it. And 60 million of those are completely locked out from credit. They can't get mainstream credit. And these are people whose car may break down tomorrow, they've got to get to work, they don't have enough money in the bank account, and they need to get credit.

Jared Kaplan:	And when you're locked out, you're in a difficult situation. And historically, the best options were what I call the markets of last resort, payday loans, auto title loans. So the history of the OppFi platform was to create credit access through best available products and a desire to graduate customers to better financial health and ultimately allow them to build savings and to build wealth. And we've done that through our OppLoans product historically. That's a credit access installment loan that the people love. And I always tell people, if you really want to understand who we help and how we help them, just go read the reviews online. Go to the Better Business Bureau, go to Google, go to LendingTree, what have you, go to our Trustpilot reviews.

Jared Kaplan:	But this is someone who is not a low-income consumer. They're a middle income consumer. They're making 50 grand, they have a job, they have a bank account, but they've got poor credit. And with our proprietary technology, with our AI, with our machine learning, we can power banks to facilitate this credit access. It's with a product that is much, much better than the markets of last resort. It's structured in a way that you rebuild your financial health and ultimately graduate to the mainstream over time. And now we're wrapping around some of those more traditional banking products. So we can become for the everyday consumer what's SoFi has become for the Henrys, those high earners, not yet Riches, rich yet folks. We're looking at the everyday American who needs help, who is in this situation because income has been flat and all the costs of living, healthcare, education, childcare, they have all been increasing as wages have been flat, which makes it difficult to build savings.

Chris Katje:	Perfect. So Jared, you started to hit on there my next question. Artificial intelligence, right, that's a term we hear a lot. It's a growing market. So how does a company like OppFi use artificial intelligence for its FinTech products?

Jared Kaplan:	Yeah. The credit score has been the way the country has judged someone's credit worthiness historically. We look at ability and willingness to repay solely through alternative data. So that's everything from your behavioral data when you fill out an application, how fast you go, do you delay on your birthday, do you delete your social security number four times to using banking information. In most cases, we're getting 90 days of bank transaction to verify identity, to verify income, to verify consistency of income. And then we gather a whole bunch of other attributes from alternative data sources, companies like Clarity and FactorTrust, and it all amalgamates into a proprietary score that has nothing to do with your traditional score, which tells us a customer's ability and willingness to repay, which our bank partners ultimately adopt to extend credit.

Jared Kaplan:	So in our situation, although someone may have less than 620 FICO score, in fact, half of our customers have less than 600 FICO scores, we're able to see right through that, ensure that they can get the best product available, and then ultimately graduate to a more mainstream financial profit over time.

Chris Katje:	Perfect. So we have a slide in the investor presentation that talks about some partners that use OppFi's API. So Credit Karma and LendingTree and some others are listed. So can you just tell our viewers a little bit about how does OppFi work with some of these partners and help create products and tools that they can use for their customers?

Jared Kaplan:	Yeah. Our acquisition model is as follow. So 80% of the time, someone's on their mobile phone. Many times, they just got laughed out of their bank. Bank says, "No, I can't help you." So they go online, they find us, they go through a five minute application. It's quite streamlined. And then right before they hit submit, we will ask them if they'd like us to do a diligent search on their behalf. And we'll go to about 20 near prime platforms to see if any of them have an appetite. And unfortunately, 90% of the time everyone says no. And 10% of the time, someone will provide an offer, but they'll only close the loan about 10% of the time. So only about 1% of the time, we're able to get someone what's considered to be near prime credit.

Jared Kaplan:	After they failed, we looked under right with the bank partners. About half the time, the customer finds us through one of these strategic marketing partners, whether that's LendingTree or Credit Karma. There's 50 plus others. And we're able to tell the customer why they're great. They choose us. And if the banks are able to extend credit, we can get them a product that gets them on their way.

Chris Katje:	Perfect. So you talked a little bit about the target customer. So people employed, have a bank account, and make over $50,000 a year, and those same customers being locked out of other financial products. Can you break down a little bit why this target market in that price point of $50,000?

Jared Kaplan:	Well, I think it's just the reality that we've got 150 million people with less than a $1,000 in savings. It runs the gamut. We see people that are making six-figure incomes that are finding it difficult to make life meet. You've got a budget. You're essentially living your life paycheck to paycheck. It doesn't take much to turn on your end.

Jared Kaplan:	And when we talk about the median consumer, that surprises lots of people who aren't in that bucket. They don't recognize that the mass of this country is in this situation. And that's why these products are so vital, especially when the traditional markets are saying no just because they don't like that credit score.

Chris Katje:	Perfect. And then there was another slide in the investor presentation. And now, becoming a public company, I'm sure investors want to know what's next. So OppFi has had success, but it looks like future launches could include credit cards, near-prime lending, mobile banking, point-of-sale lending, and mortgage lending. Can you break down a little the timeline and what these items could mean for OppFi's growth ahead?

Jared Kaplan:	Sure. So that historical credit access product, we call it the OppLoan. That's been the bread and butter of the company. And now, we're expanding into what we would consider a more traditional mainstream product. So SalaryTap, this morning we announced a national launch of SalaryTap. That's also an installment loan like the OppLoan, but it's repaid through payroll deduction, which is a highly secured form of repayment. So those products can be offered at much lower cost. And I think that's going to be incredibly interesting to a number of people that apply today that may not be able to qualify for the products because they don't make enough income. But with the SalaryTap product, because of that repayment mechanism, they will be able to qualify. And we're also working with employers and financial wellness brokers in that relationship to distribute that product. So that's SalaryTap.

Jared Kaplan:	And then we've got the OppFi credit card, which launches in the second half of this year. That's meant to be a graduation product for customers who have performed in one of these installment loan credit access products and now deserve a more mainstream financial product.

Jared Kaplan:	Beyond that, we want to encourage savings. So we're looking at mobile banking. Wrapping around mobile banking has a lot of advantages. If you're able to convince someone to move their direct deposit, you're first in line to get repaid. That should help the economics of the loan products over time and allow the banks to offer them at lower costs. And if we're able to offer access, graduate you to the mainstream, help you build savings, we'd love to help you build wealth, either through getting you your first mortgage or maybe an investment platform to help you build some wealth.

Jared Kaplan:	And it's a long vision. It's a decade long vision. It's going to take a lot of work. We've got our work cut out for us this year with SalaryTap and the OppFi card, to execute those. But it's a massive market. There aren't many players. I think we've done a great job thus far, but we're just starting off on our journey.

Chris Katje:	Perfect. So along with those new products, we do obviously in the investor presentation have some financial forecast going forward. So revenue to grow 30% in fiscal 2021, 57% in fiscal 2022. How much of that growth is coming from the existing businesses, and how much is coming from some of those new products and verticals that you mentioned?

Jared Kaplan:	Vast majority in the projections is from the historical business. We tried to be conservative there. There's a lot of growth still left in the OppLoans product. It's just the reality of the need in the marketplace. Prior to COVID, I described the demand for these products as being insatiable, because so many people are living paycheck to paycheck and that traditional world has abandoned them. They need an access product when something unexpected happens.

Jared Kaplan:	And now, as we move out of COVID, all this pent up spend, people are driving again, so they are unfortunately breaking their car. People are going back to the doctor, not because they think they have COVID, because of something unexpected medically that has happened. So all of that demand is coming back. So we expect robust growth in that OppLoans product. And then we're also very bullish on the new products, but have been relatively conservative in the projection. So the vast majority of the projections that you see in that investor deck are driven through the historical product.

Chris Katje:	Perfect. And then we've seen so many companies go public via SPAC or announced deals that may not have revenue. And if they do have revenue, they may not be profitable. So we have OppFi here looking to improve profitability through their scale.

Jared Kaplan:	Yes.

Chris Katje:	So can you talk a little bit about how scale is really going to boost that net income going forward?

Jared Kaplan:	Well, I will say it's been very interesting as we've started this public process, because the business has been gapped and income profitable since 2015. And that was just the deliberate method that we had at building it. The founding family, the Schwartz family, put about 12 and a half million dollars in prior to my tenure. All the growth since then had been from cash flow from operations and debt capital. So we've run a really lean business. We wanted to show that we could grow it rapidly, but also that it was a viable business from a gap net income perspective and that customers would love us along the way.

Jared Kaplan:	So now, as we move to the public markets, nothing really changes. We still want to be terrific stewards of our capital. We still want to do a tremendous job for customers and use our scale to help improve products and work with the banks to make the products better over time. It's actually one of the reasons why the margins are flat going forward. It's as we get better and better, the data sets get larger. We should be able to work with the banks to make the products more and more affordable.

Jared Kaplan:	And to their credit, it's a no fee product now historically. There are no origination fees, no prepayment penalties, no late fees, no NSF fees. We're starting to reward borrowers who repay us over time. Now, we're looking to graduate them to lower cost products, like the SalaryTap product and the credit card product. Those are lower margin products and they're lower cost, but it's the right thing to do for a customer who has been abandoned, has proven their ability and willingness to repay, and they need to be rewarded.

Chris Katje:	Perfect. So with some of those new product launches, new verticals, of course the question of M&A arises. So is OppFi going to look at potential mergers and acquisitions now as a publicly traded company to enter some of those spaces? Is that part of the game plan going forward?

Jared Kaplan:	As we have this vision of building this ecosystem, there are various ways you could add new products. You can build them [inaudible], you can partner, or you can certainly acquire platforms. That will absolutely be in our arsenal. We want to do the right deals. We want to do the right deals. I've seen lots of great companies get distracted by doing small M&A deals that weren't exactly what they thought they were when they set off on that journey. So we want to be very thoughtful about it. But there's no question the business is quite cash flow positive. We'll build some nice cash on the balance sheet. And if we find a prudent use of that cash to acquire a product that we want to put into the ecosystem, we'll absolutely be interested in that.

Chris Katje:	Awesome. And then we do, of course, want to talk a little bit about competitors. So we have a couple slides in the deck comparing OppFi to we've got Upstart, Catapult, and Affirm. So the big question is how does OppFi, which we've got it right there in front of us, but walk us through this slide, how does OppFi differentiate themselves from competitors like Upstart, Catapult, and Affirm?

Jared Kaplan:	Yeah, I think we think of ourselves as one of these FinTech 3.0 players that's using our alternative data, our decisioning technology, our AI to be a market leader, to steal share from some of the legacy players, grow the book, grow profitably.

Jared Kaplan:	Each of these companies is standalone different in their own right. But just to walk through it pretty quickly, Upstart, Affirm, we have tremendous respect for them. They have done an outstanding job in the public markets. We have a very similar delivery model in that the vast majority of the business is bank originated, and we are providing all of the outsourced acquisition, underwriting, and servicing on bank's behalf. They're focused on a slightly different customer. There are a high 600s customer on average. And they've made the decision that after the bank originates the loan and they buy back the receivable, they're selling those to third parties. We've made the decision to hold most of the receivables we buy from the banks on the balance sheet. Loans that we've facilitated, they are much shorter term in duration. You make about double view in economics when you hold it versus you sell it. And we think we really understand how to manage the risk. So that's why we've made that decision.

Jared Kaplan:	But all the technology, the AI and machine learning that Upstart talks about, we would put head to head. We talk about our 14 million repayment events, our seven billion data points to build our algorithms that the banks ultimately adopt. And so that's where we think that's very comparable.

Jared Kaplan:	Catapult's point-of-sale company, they're focused on a very similar customer financing a durable good at the point of sale. We're going to get into the point-of-sale space defacto through the credit card, its issuance. So you can be at the point of sale and have that product, have that credit card right there to finance a product. So we're really, really excited about that. And Catapult has built their business on technology at the point of sales. And so it is a space that we can move into more and more over time as well.

Chris Katje:	Perfect. And then along with the competitors, we also have the slide talking about valuation. So I'm sure it was a lengthy task, but your company and FGNA completing this merger, you had to come to some arrangements on a valuation for OppFi. So here we have a company with better margins and possibly some better growth going forward. How does OppFi stand up and why maybe the decision to be valued lower than some of these competitors?

Jared Kaplan:	So we hand shook on the deal. I think it was mid to late December. And after that handshake, you had all these companies, Upstart, Catapult, Affirm, MoneyLion, SoFi all coming to the market at really exciting valuations. I give the Schwartz family behind the business, they're stand up people, they hand shook on a deal. I think our deal was a little bit different than some of the others out there in the marketplace, right? We did do a pipe. There's a secondary piece of that transaction. We want it to be a fair value for all investors to get involved with. We will still, as the selling shareholders, own the vast majority of upside after the close. We said, "Let's go all in and make a bunch of money together."

Jared Kaplan:	And nothing really has changed, right? This is a moment of time. We want to put our heads down after we close this deal, go and build the vision, just like we did in the debt capital markets, prove to the equity capital markets we deliver on what we say, and I think everything will take care of itself. And it's a great thing that all these FinTech companies are having such success. But I think at the current valuation, it's a terrific, interesting entry point for investors where everyone can create a bunch of value going forward.

Mitch Hoch:	I'm going to go ahead and jump in here. Now, one of the things that I want to talk about, and it's talked in the investor deck, was how it was really a resilient time for credit during the pandemic. Can you explain a little bit what your company saw in the pandemic and how this really affects your company?

Jared Kaplan:	Yeah. So I described the demand for the product was insatiable prior to the pandemic. The pandemic hit and you had some interesting effects. No one's driving, so you can't break a car. No one is going to the doctor unless you think you have COVID, so you're not incurring unexpected medical. Customers are flushed with cash with stimulus. And they're quarantined, so they're not spending discretionary income on vacation and such.

Jared Kaplan:	It played out very counterintuitively from a recession playbook, where, for the first time, we saw weakness in demand, but we saw best ever in credit performance. As the year unveiled, we saw demand come back. But by the end of the year, it was probably only about 60% of what I would consider normalized demand. In the first quarter of this year, you had some more stimulus on top of tax refund season. So that created some more demand weakness. But as that second stimulus check has hit and people are starting to get out there, the economy is reopening, as I said earlier, people are driving, they're going back to the doctor, they're going on vacation, we expect a normalized environment here in the second half of the year with robust demand and normalized credit trends.

Mitch Hoch:	Yeah, definitely. Something we're definitely going to be paying attention to and seeing it to the continued pattern as we see us come out of what some have called America 2.0, FinTech 4.0. Looks like we got a lot of industries on the growth side. So let's go ahead and let's go to questions from the chat here. That's what we'd like to do definitely. First thing first, I want to point out a comment here. James Mann in the chat saying, "One of the best SPAC valuations out there." So I wanted to give you the props. There is definitely some love out there in the chat.

Mitch Hoch:	And of course, the question that I think we get always, and this is from Kubik, vote date. Of course. Of course. Vote date. When is the time set for your vote? In what quarter is it set to close in? At least give an area.

Jared Kaplan:	Yeah. We're working through the final process with the SEC. And I think by the end of this quarter, at worst, very early next quarter, we hope to close the transaction. We're controlling everything we control in our hands and moving as fast as we can.

Mitch Hoch:	Definitely. I think Chris got one here.

Chris Katje:	Yeah. Perfect. And then one last question here. So Mitch hit on it a little bit with how COVID played in, but just talking a little bit more about ... So this question's from Sue, whether the pandemic and the stimulus checks impacted OppFi. So you talked a little bit about the demand, but did we see stimulus checks boost some demand after for a business like OppFi?

Jared Kaplan:	Our business is typically used for that unexpected expense. People were prudent with their stimulus checks. Actually, they paid down higher cost debt with stimulus checks, actually all debt. And we saw our customers do the same thing. So as they were not spending money on discretionary income, as they were not incurring unexpected expenses that typically drive demand for our product, that use that extra cash to spend money. But it didn't last as long as I think anyone would have hoped. Even last year, it burned off after a handful of weeks. And this year, we saw that stimulus burn off even faster as people return to normal lives.

Chris Katje:	Perfect. Well, I think that's going to wrap up our questions here. So viewers out there, again, we have Jared Kaplan, the CEO of OppFi. Company is going public via SPAC merger with FG New America. That ticker is $FGNA. Jared, we want to thank you for taking time out of your busy schedule to join us on SPACs Attack. We look forward to following the progress of OppFi and hopefully talking to you soon.

Jared Kaplan:	All right, guys. Thank you so much for having me on. Really appreciate it.

Chris Katje:	Thank you.

Mitch Hoch:	All right. As you guys heard it, another exclusive interview here on SPACs Attack. What we'd like to do, guys, at the end of the day is get you guys the information. That's what it's always about. I'm sure if you didn't hear about this SPAC before today, now you know a lot more about what the company bringing to the table. Also, the valuation that we focused on, I think that's very important. As you've seen in the SPAC industry, a lot of people are trying to focus now more on the fundamentals. So you definitely need to keep your eye on the fundamentals and look into the investor presentations. And it looks like there was an update that it was given recently, right? I think it was even put out today, Chris.

Chris Katje:	Yep. I think that was today.

Mitch Hoch:	Excellent. Excellent. So definitely check it out, guys. If you guys haven't, I'll definitely put the link up where you guys can find that investor presentation in the chat. What'd you think of it, Chris?

Chris Katje:	I like it. This is a company helping people. Mitch, some of those statistics are kind of staggering, people that have less than $1,000 in savings. I think we saw a little bit with the pandemic that people were able to not only spend the money on items they needed, but also pay off some debt and build up a little bit of savings. Of course, we did also see people put their stimulus into the stock market and crypto and other various places.

Chris Katje:	But this is a company helping people, and I really like that they're growing revenue, that they're profitable. And he talked about scale, right? So as the business grows, they're able to scale. And they already have some industry leading margins. Mitch, I know that's one of your keys you look for in some of these deals is margins. So as you compare them to some of their competitors, you have OppFi here with higher margins than the competition.

Chris Katje:	And this deal valuation, I really like it. So I look forward to them talking about their vote date. You heard it here, guys. Jared said company working through with the SEC, trying to get this deal complete as soon as possible. He can't give us a date, obviously, but he said hopefully the end of this quarter or early next quarter. So this company, Mitch, could be added to the June calendar. We could get an announcement any day now.

Mitch Hoch:	Definitely. It's one that we're going to watch out. It looks like we've got a great reaction out of the stock today. Could have been because of our interview, people love SPACs Attack, or investors finding out about FGNA, and then now it's starting to take an approach to [crosstalk].

Chris Katje:	SPACs are coming back. And this is the place to be, right, if you want to hear more about these SPACs and get that extra information right from the CEO.

###

The following communication was shared by Jared Kaplan, CEO of OppFi, through his LinkedIn account on June 3, 2021:

LinkedIn: It was great to sit down with @ Benzinga for the SPACs Unlocked segment of SPACs Attack series to talk about OppFi’s #SPAC journey and our vision for #CreditAccess.

https://www.youtube.com/watch?v=jxO0xI8eB-I

Important Information regarding the OppFi/FG New America transaction, participants in the solicitation and non-solicitation: https://oppl.co/31nNfWi

The following communication was shared by Jared Kaplan, CEO of OppFi, through his Twitter account on June 3, 2021:

Twitter: It was great to sit down with @Benzinga @STORYInvestors & @chriskatje on SPACs Unlocked to talk about OppFi’s #SPAC journey and our vision for #CreditAccess. $FGNA

https://oppl.co/3wU0SKz

Important Info re: OppFi/FGNA transaction: https://oppl.co/31nNfWi

OppFi also issued a news release on June 3, 2021 regarding OppFi’s participation in the upcoming Piper Sandler Global Exchange & FinTech Conference. The news release is being filed herewith as soliciting material.

News Release

www.oppfi.com

OppFi to Participate in Piper Sandler Global Exchange & FinTech Conference

CHICAGO, June 3, 2021—Opportunity Financial, LLC ("OppFi"), a leading financial technology platform that powers banks to help the everyday consumer gain access to credit, today announced that the company will participate at the upcoming Piper Sandler Global Exchange & FinTech Conference on Thursday, June 10, 2021.

At 4:00 p.m. Eastern Daylight Time on June 10, Jared Kaplan, chief executive officer, OppFi, will participate in a fireside chat. A live audio webcast will be accessible to the general public through the conference link and on the OppFi investor relations site.

On February 9, 2021, OppFi and FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition corporation, entered into a definitive agreement for a business combination that would result in OppFi becoming a public company.

About OppFi

OppFi is a leading financial technology platform that powers banks to offer accessible products and a top-rated experience to everyday consumers. Through its unwavering commitment to customer service, OppFi helps consumers who are turned away by traditional providers build a better financial path. To date, OppFi has facilitated the issuance of more than 1.5 million loans. The company is an Inc. 5000 company for five straight years, a Deloitte's Technology Fast 500™, and the eighth fastest-growing Chicagoland company by Crain's Chicago Business. The company was also named on Forbes America 2021 list of America's Best Startup Employers and Built In's 2021 Best Places to Work in Chicago. OppFi maintains an A+ rating from the Better Business Bureau (BBB) and maintains a 4.8/5 star rating with more than 14,000 online customer reviews, making it one of the top customer-rated financial platforms online. For more information, please visit oppfi.com.

About FGNA

FG New America Acquisition Corp., (NYSE: FGNA), is a NYSE-listed blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, please visit www.fgnewamerica.com.

Contacts:

OppFi

Investor Relations: Investors@oppfi.com

Media Relations: media@oppfi.com

FGNA

Investor Relations: info@fgnewamerica.com

Media Relations: media@fgnewamerica.com

Forward-Looking Statements

This information includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. FGNA's and OppFi's actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, OppFi's beliefs regarding the impact of the proposed business combination on its business. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FGNA's and OppFi's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive business combination agreement (the "Agreement"); (2) the outcome of any legal proceedings that may be instituted against FGNA and OppFi following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of FGNA, certain regulatory approvals or satisfy other conditions to closing in the Agreement, including with respect to the levels of FGNA stockholder redemptions; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on OppFi's business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of the combined company's shares of common stock on the New York Stock Exchange following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that OppFi or FGNA may be adversely affected by other economic, business, and/or competitive factors; (12) whether OppFi will be successful in launching OppFi Card, including whether there will be consumer or market acceptance of OppFi Card; and (13) other risks and uncertainties indicated from time to time in FGNA's proxy statement relating to the proposed business combination, including those under "Risk Factors" therein, and in FGNA's other filings with the SEC. FGNA and OppFi caution that the foregoing list of factors is not exclusive. FGNA and OppFi caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. FGNA and OppFi do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information and Where to Find It

In connection with the proposed business combination, FGNA filed a preliminary proxy statement and will file a definitive proxy statement with the SEC. FGNA's stockholders and other interested persons are advised to read the preliminary proxy statement and the amendments thereto and, when available, the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials contain important information about OppFi, FGNA and the proposed business combination. When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to stockholders of FGNA as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's web site at www.sec.gov, or by directing a request to: FG New America Acquisition Corp., Attention: Hassan Baqar, Chief Financial Officer, 105 S. Maple Street, Itasca, Illinois 60143.

Participants in the Solicitation

FGNA and its directors and executive officers may be deemed participants in the solicitation of proxies from FGNA's stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in FGNA was filed in the preliminary proxy statement for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the definitive proxy statement for the proposed business combination when available.

OppFi and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of FGNA in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination was included in the preliminary proxy statement for the proposed business combination. Additional information regarding the interests of such participants will be contained in the definitive proxy statement for the proposed business combination when available.

Non-Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

###